Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces April 2015 Wholesale Distribution Sales
and Hiring of National Sales Manager

Strong Start to Second Quarter 2015 with Over $457 Million Raised in April Through 30 Direct Investment Programs; Over $1.53 Billion Raised Year to Date

Steven Neamtz Hired as National Sales Manager for Realty Capital Securities

New York, New York, May 5, 2015 – RCS Capital Corporation (NYSE: RCAP) (“RCS Capital”) announced today that its wholesale broker-dealer subsidiaries, Realty Capital Securities, LLC (“Realty Capital Securities”), SC Distributors, LLC and The Hatteras Funds raised approximately $457 million of total equity capital in the month of April through 30 direct investment programs and registered investment companies.

Through its diverse product platform and capital raising ability, RCS Capital continues to maintain an industry leading position as a provider of direct investment programs. Sales of direct investment programs in April totaled nearly $430 million, which marks another significant month for the wholesale distribution segment and represents an 85% increase over November 2014 sales. Total equity capital raised of $457 million represents a 75% increase over November 2014 sales.

During March and April, three Realty Capital Securities distributed non-traded REIT programs – American Realty Capital Trust Global, Inc. (to be renamed Global Net Lease, Inc.), American Realty Capital Trust V, Inc. (to be renamed American Finance Trust, Inc.), and American Realty Capital Healthcare Trust II, Inc. (to be renamed Healthcare Trust, Inc.) – announced their intentions to list on a national stock exchange during the second and third quarters of 2015.  Also during the month of April, one Realty Capital Securities distributed program, Business Development Corporation of America, successfully closed its offering with over $1.85 billion in equity capital raised since inception. Two additional programs have publicly announced that they expect to close to new investments by July 2015.

Bill Dwyer, Chief Executive Officer of Realty Capital Securities, stated, “With another solid month of sales, near-term program closings, and the first of a series of announced liquidity events expected to take place this month, we remain confident in our ability to capitalize on positive trends in the alternative investment industry. Our outlook for 2015 remains strong as we expect liquidity events to act as additional catalysts for growth.”

RCS Capital also announced today that industry veteran Steven Neamtz has joined the company as National Sales Manager for Realty Capital Securities. Mr. Neamtz has 32 years of distribution experience and brings to the company a complementary background that includes retail brokerage, wholesaling, product development, as well as extensive experience with both alternative and traditional investment products. Prior to joining Realty Capital Securities, Mr. Neamtz was president and chief executive officer of Convexcel Asset Management and Vest Financial, in addition to having held senior leadership and executive management roles with American International Group, Inc. (AIG) and Natixis. Mr. Neamtz holds a bachelor’s degree in Marketing and Finance from Pennsylvania State University.

“We are pleased to welcome Steve to our team,” said Bill Dwyer. “He is a well-respected and proven business leader who has achieved tremendous success with a diverse mix of products in the financial services industry, helping companies grow their respective distribution capabilities. We are confident that Realty Capital Securities will benefit from his broad experience in building great sales organizations and his extensive background as we continue to expand as a leading provider of alternative investment solutions.”

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, wholesale distribution, investment banking, capital markets, investment research, investment management and crowdfunding, RCS Capital's business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCS Capital’s ability to integrate businesses it has acquired in recent acquisitions with its previously existing businesses. Additional factors that may affect future results are contained in RCS Capital's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:
Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jKeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903